UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

Warner Music Group Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 275-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 1, 2014, the Board of Directors (the “Board”) of Warner Music Group Corp. (the “Company”) was increased in size to eleven (11) directors and Dr. Mathias Döpfner, Noreena Hertz and Oliver Slipper were elected by the Company’s stockholders to fill the vacancies on the Board as a result of such increase. The new directors will hold office until the next annual general meeting of shareholders or until removed from office in accordance with the Company’s bylaws. There was no arrangement or understanding between Dr. Mathias Döpfner, Noreena Hertz and Oliver Slipper and any other person pursuant to which they were selected as directors.

Mathias Döpfner is Chairman and CEO of Axel Springer SE in Berlin. He has been with Axel Springer AG since 1998, initially as Editor-in-Chief of Die Welt and since 2000 as Member of the Management Board. During his career he has held different positions in media companies. Among others he was Editor-in-Chief of the newspapers Wochenpost and Hamburger Morgenpost. At Gruner+Jahr he was Assistant to the CEO in Hamburg and on the staff of the Head of International Business in Paris. Mr. Döpfner has also worked as author and Brussels based correspondent for Frankfurter Allgemeine Zeitung. He studied Musicology, German and Theatrical Arts in Frankfurt and Boston. He is a Member of the Board of Directors of Time Warner Inc., Member of the Board of Directors of RHJ International SA and holds several honorary offices, among others at the American Academy, the American Jewish Committee and the European Publishers Council (EPC). In 2010 he was Visiting Professor in Media at the University of Cambridge and became a member of St. John’s College.

Noreena Hertz advises some of the biggest organizations and most senior figures in the world on strategy, decision-making, corporate social responsibility and global economic and geo-political trends. Her best-selling books, Eyes Wide Open, the Silent Takeover and IOU: The Debt Threat, have been published in 20 countries. Professor Hertz served as a member of Citigroup’s Politics and Economics Global Advisory Board between 2007 and 2008 and as a member of the Advisory Group steering McKinsey CEO Dominic Barton’s Inclusive Capitalism Taskforce between 2012 and 2013. She is also a Trustee of the UK think tank IPPR. A much sought-after commentator on television and radio Hertz contributes to a wide range of publications and networks including The BBC, CNN, CNBC, CBS, The New York Times, The Wall Street Journal, The Daily Beast, the Financial Times, the Guardian, The Washington Post, The Times of London, Wired, and Nature. She has given Keynote Speeches at TED and The World Economic Forum, as well as for leading global corporations, and has shared platforms with such luminaries as President Bill Clinton and James Wolfensohn. An influential economist on the international stage, Hertz also played a pivotal role in the development of (RED), an innovative commercial model to raise money for people with AIDS in Africa, having inspired Bono (co-founder of the project) with her writings. Professor Hertz has been described by the Observer as “one of the world’s leading young thinkers,” Vogue as “one of the world’s most inspiring women” and was featured on the cover of Newsweek’s September 30, 2013 issue in Europe, Asia and the Middle East. She has an MBA from the Wharton School of the University of Pennsylvania and a Ph.D. from the University of Cambridge. Having spent 10 years at the University of Cambridge as Associate Director of the Centre for International Business and Management, in 2014 she moved to University College London where she is Honorary Professor at the Centre for the Study of Decision-Making.

Oliver Slipper was appointed to the Board of Perform Group plc in August 2007 and currently serves as Joint-CEO. Together with Simon Denyer, Joint-CEO of Perform, Mr. Slipper took the business public, achieving a listing on the London Stock Exchange in 2011, with a market capitalization of over £500 million. Previously he was the Chief Executive Officer of Premium TV until its amalgamation with Inform Group in 2007 to create Perform. Mr. Slipper joined Premium TV in 2001 as Commercial Manager. In 2005, he was appointed Chief Executive Officer. Prior to Premium TV, Mr. Slipper worked at Accenture within the Media and Entertainment team, where he worked for clients including Cable & Wireless, NTL and Sony Playstation advising on digital strategies. He holds a BA (Hons) in Classical Studies from Manchester University. He also serves on the Board of Surrey County Cricket Club and is a Patron of the Zoological Society of London.

We believe the new directors’ various experiences in the entertainment industry, advising and managing companies, among other qualifications described above, give them the qualifications and skills to serve as directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Director Compensation

Mathias Döpfner will be entitled to an annual retainer of €250,000, payable pro rata quarterly in arrears, for his service as a director on the Company’s Board. All of the new directors will be entitled to reimbursement of their fees and expenses, including fees incurred in connection with travel to meetings.

On May 2, 2014, the Company issued a press release announcing the above. A copy of the press release is furnished herewith as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits. The following Exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press release issued by Warner Music Group Corp. on May 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Warner Music Group Corp.

Date: May 2, 2014	By:	/s/ Paul M. Robinson
Paul M. Robinson
EVP and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Warner Music Group Corp. on May 2, 2014.